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Execution Copy

                              SPONSORSHIP AGREEMENT

         This Agreement ("Agreement") is entered into on September 3, 1999, (the "Effective Date") by and between PlanetRx.com, Inc., a Delaware corporation ("PlanetRx") with offices at 349 Oyster Point Blvd., Suite 201, San Francisco, CA 94080 and iVillage Inc. a Delaware corporation ("iVillage") with offices at 170 Fifth Avenue, New York, New York 10010.

1. Promotion. During the term of this Agreement, and in connection with iVillage's existing U.S. English language version Web site located at www.iVillage.com (the "iVillage Network), iVillage agrees to promote PlanetRx in the manner and on the areas of the iVillage Network described on Exhibit A and achieve the impression commitments described in Exhibit A during the periods described in Exhibit A. In the event iVillage delivers the specific relevant impressions commitments described on Exhibit A with respect to a particular promotion prior to the end of the relevant period, iVillage agrees that it will not discontinue any of the "Permanent Placement" promotions or "share of voice" promotions prior to the end of such relevant period.

2. Online Impressions. During the term of this Agreement, iVillage agrees to deliver to PlanetRx, a minimum of 950,000,000 online-impressions which shall be placed throughout the iVillage Network and shall be in the form of permanent placements, advertising banners, text copy, logos, buttons, "Don't Miss" sponsor special mentions, and newsletter mentions as placed throughout the iVillage Network as more specifically set forth in Exhibit A. iVillage agrees to use best efforts to deliver each type of impression described on Exhibit A during the relevant Periods described on Exhibit A. iVillage agrees to deliver at least the following number of user impressions during the term of this Agreement: during the first 12 months, 190 million impressions; during the second 12 months, 298 million impressions; and during the third 12 months, 462 million impressions.

3. Off-line Promotions/Impressions Commitment. During the term of this Agreement, iVillage agrees to promote PlanetRx in the manner described on Exhibit B and achieve the impression commitments described in Exhibit B during the periods described in Exhibit B. During the Term, iVillage agrees to deliver a minimum of 50 million off-line impressions.

4. Differential in Impressions.

   A. Differential per Channel.

         (i) In the event iVillage delivers less than 100% but greater than 80% of the relevant on-line impression commitments for any specific channel described on Exhibit A in the relevant display period (a "Minor Channel Differential"), such Minor Channel Differential shall not be considered a breach of the Agreement by iVillage: provided that, iVillage provides such impressions (or other substantially and materially similar impressions mutually agreed upon by the parties and may include "media" impressions within the relevant channel) "within the first three (3) months following the end of such relevant period.

         (ii) In the event iVillage delivers less than 80% of the relevant impression commitments for any specific channel in the relevant period (a "Significant Channel Differential"), such Significant Channel Differential shall not be considered a breach of the Agreement by iVillage: provided that, iVillage provides the Minor Channel Differential (or other substantially and materially similar impressions mutually agreed upon by the parties and may include "media" impressions within the relevant channel) and 1.5 times the number of impressions over the Minor Channel Differential (or other

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substantially and materially similar impressions mutually agreed upon by the parties and may include "media" impressions within the relevant channel) within the first three (3) months following the end of such relevant period.

    B. Overall Impression Differentials in any given year.

         (i) In the event iVillage fails to deliver between 1-10% of the overall on-line impressions promised in the first year of this Agreement or if iVillage fails to deliver between 1-15% of the overall on-line impression commitments promised in year two (2) of this Agreement or if iVillage fails to deliver between 1-20% of the overall on-line impressions promised in year three (3) of this agreement as described on Exhibit A (each a "Minor Overall Differential"), such Minor Overall Differential shall not be considered a breach of the Agreement by iVillage: provided that, iVillage provides such impressions (or other substantially and materially similar impressions mutually agreed upon by the parties) within the first three (3) months following the end of such relevant year.

         (ii) In the event iVillage delivers less than 90% of the overall on-line impressions guaranteed in the first year of this Agreement or if iVillage delivers less than 85% of the overall on-line impressions guaranteed in the second year of this Agreement or if iVillage delivers less than 80% of the overall online impression commitments guaranteed in year three of this agreement respectively, (each a "Significant Overall Differential"), such Significant Overall Differential shall not be considered a breach of the Agreement by iVillage: provided that, iVillage delivers 1 times the number of the Minor Overall Differential impressions (or other substantially and materially similar impressions mutually agreed upon by the parties) and delivers 1.5 times the number of the Significant Overall Differential less the Minor Overall Differential for such year (or other substantially and materially similar impressions mutually agreed upon by the parties) within the first three (3) months following the end of the relevant year.

5. Exclusivity. During the first two years of this Agreement and as long as PlanetRx is not in breach of any agreement with iVillage, iVillage shall not accept promotional paid advertising on the iVillage Network from any entity whose primary business is the online retailing of a broad array of prescription and over the counter medicinal products; provided however, the forgoing shall not prohibit iVillage from completing its obligations under the agreement described in Exhibit D. Without limiting the generality of the forgoing, entities which are specifically excluded from placement on the iVillage Network are: Drugstore.com, CVS.com, GNC.com, Soma.com, healthquick.com, healthshop.com, merckmedco.com, mybasics.com, drugemporium.com; express scripts/valuerx, enutrition, megarx, healthzone, homepharmacy pcs health systems, acumins eckerds, homepharmacy, yourpharmacy.com, greentree.com, more.com, mothernature.com, selfcare.com, walgreens.com, vitaminshoppe.com and Rx.com and any successor sites of the same. During the third year of this agreement, iVillage will not accept promotional paid advertising on the iVillage Network from any entity whose primary business is the online retailing of prescription and over-the-counter medications (e.g., drugstore.com, merkmedco.com, Walgreens, CVS.com, Soma.com, more.com, selfcare.com, eckerds, etc.) Notwithstanding the foregoing, iVillage shall not be prohibited from: (i) accepting advertising from manufacturers of prescription and over the counter medicinal and related products; or (ii) accepting advertising from small, specialty, private label retail entities who engage in the retail of their own private label prescription and over the counter medicinal products, or a specialty niche commerce partner that sells a maximum of three product lines, provided that PlanetRx's prior approval is received, such approval not to be unreasonably withheld. With respect to those offline large mass merchandise retailers which sell a broad array of prescription and over the counter products as well as other lines of products (such as Walmart), iVillage agrees that it shall not specifically promote the purchase of prescription or over the counter products, or medicinal products (e.g. vitamins, herbs, and other alternative health products) sold by such entities.

6.       Payment.

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    A. Subject to the terms of this Agreement, in consideration of the terms of this Agreement, PlanetRx agrees to pay iVillage a total amount of U.S.$ 15,000,000, payable as follows:

         (i) Year One Payments: Total of $3,150,000, payable in the following way: $787,500 upon execution of this Agreement and three equal quarterly installments of $787,500, the first of which is due three months after a date which is either thirty
                  (30) days after the execution of this Agreement or on the Launch Date, whichever is earlier ("Initial Quarterly Payment Date"), and the second and third payment of which is due every three months after the Quarterly Payment Date;

         (ii) Year Two Payments: Total of $4,699,500, payable in four equal quarterly installments of $1,174,875, the first of which is due three months after the last payment made in year one; and

         (iii) Year Three Payments: Total of $7,150,500, payable in four equal quarterly installments of $1,787,625, the first of which is due three months after the last payment made in year two.

    B. iVillage agrees to send PlanetRx an invoice for the above-mentioned payments at least thirty days prior to the payment date. To the extent any of the above-mentioned fees owing to iVillage are outstanding and due to iVillage, this Section 4 shall survive termination of this Agreement until such fee has been paid to iVillage.

    C. All payments made via wire transfer should be directed as follows: Chase Manhattan Bank, 1411 Broadway, New York, New York 10018; Account name: iVillage Inc.; ABA#: 02100002 1; Account #: 020-923406; Reference: PlanetRx All payments made via check, should be sent to: iVillage Inc., 170 Fifth Avenue, New York, New York 10010; Attention: Accounts Receivable.

7.  Term and Termination.

    A. The term of this Agreement shall commence on the Effective Date and shall extend for a period of three (3) years thereafter, unless terminated earlier as set forth herein.

    B. In the event of a material breach by either party of any term of this Agreement, the non-breaching party may terminate this Agreement by written notice to the breaching party if the breaching party fails to cure such material breach within thirty (30) days of receipt of written notice thereof. In addition, either party may terminate this Agreement effective upon written notice stating its intention to terminate in the event the other party (i) ceases to function as a going concern or to conduct operations in the normal course of business, or (ii) has a petition filed by or against it under any state or federal bankruptcy or insolvency law which petition has not been dismissed or set aside within ninety (90) days of its filing,

    C. Except for termination of this Agreement by iVillage for material breach of the Agreement by PlanetRx, upon any early termination of this Agreement, in addition to any other remedies available to the parties as a result of such termination (if any), iVillage agrees to refund to Advertiser the Pro-rata Refund Amount for the impressions paid for by PlanetRx and not yet delivered by iVillage. The value of such impression calculated at the termination date will be based on the value of Effective Date of this Agreement. The following sections shall survive any expiration or termination or this Agreement: Sections 4, 7(c), 8, and 13-17.

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8. Ownership. All intellectual or proprietary property and information, supplied or developed by either party shall be and remain the sole and exclusive property of the party who supplied or developed same. Upon termination of this Agreement and upon written request, the party in receipt of the requesting party's intellectual or proprietary property and/or information pursuant to this Agreement shall return such information to the requesting party.

9. Licenses. PlanetRx grants to iVillage, during the term of this Agreement, a royalty-free, nonexclusive, worldwide license to use, reproduce, display, distribute, perform and produce PlanetRx's tradenames, trademarks, service marks and logos (collectively, the "PlanetRx Marks") but solely to perform its promotional obligations as described herein and in connection with this Agreement. Except as set forth herein, no right, title, license, or interest in any PlanetRx Marks owned by PlanetRx or any of its affiliates is intended to be given to or acquired by iVillage by the execution of or the performance of this Agreement. iVillage shall not use the PlanetRx Marks for any purpose or activity except as expressly authorized or contemplated herein. iVillage acknowledges that PlanetRx is the sole and exclusive owner of all trademarks, service marks, copyrights and other intellectual property of any kind in the PlanetRx Marks. iVillage agrees that (i) it shall do nothing inconsistent with such ownership either during the term of the Agreement or afterwards; (ii) it shall use the PlanetRx Marks in a manner that does not deviate from PlanetRx's rights in the PlanetRx Marks; and (iii) it shall take no action that shall interfere with or diminish PlanetRx's right in the PlanetRx Marks. iVillage agrees that all use of the PlanetRx Marks shall inure to the benefit of PlanetRx and that iVillage will use the PlanetRx Marks in the form and style required by PlanetRx and in compliance with the PlanetRx reasonable quality control guidelines as provided to iVillage from time to time.

10. Submissions. As appropriate, iVillage must receive all PlanetRx submissions at least 5 business days prior to the scheduled date of publication for each relevant graphic (GIF) file, or file of such other format as iVillage may designate from time to time, supplied by PlanetRx to be published by iVillage on the iVillage Network and which may contain a link to PlanetRx's Web site or to a Web site specified by PlanetRx or any and all information and items necessary for iVillage's publication of any material supplied by PlanetRx, including changes and updates thereto (collectively, "PlanetRx Submissions" and each, a "PlanetRx Submission"). In the event iVillage does not receive a PlanetRx Submission prior to the applicable deadline, with consent from PlanetRx which shall not be unreasonably withheld iVillage may publish in substitution any prior PlanetRx Submission until such time as iVillage can reasonably begin publication of the promotion. If no such prior PlanetRx Submission is available, iVillage may publish in substitution, any material it reasonably deems appropriate, subject to PlanetRx's reasonable approval, until such time as iVillage can reasonably begin publication of the promotion. All changes to and/or cancellations of PlanetRx Submissions must be made in writing, with an e-mail copy sent to ads@mail.iVillage.com, and received by iVillage prior to the applicable deadline.

11. Reports and Tracking.

    A. iVillage shall provide PlanetRx with a user name and password to access online reporting through DART (Doubleclick) or other similar service. Any customization of reports requested by PlanetRx or its agent or representative shall be subject to reasonable customary charges generally applicable to other iVillage partners as determined by iVillage.

    B. In the event a third party advertisement serving and measurement company ("Ad Server") is used and the iVillage report indicates a number of impressions delivered that is greater than the Ad Server report, then the number of impressions indicated by iVillage's report shall be deemed to be the number of impressions delivered during the reporting period.

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12. Publicity. iVillage agrees to publish a mutually agreed upon press release, no later than five (5) business days after the execution of this Agreement. The press release and any quotes from each party's sources must be approved by the public relations department of the other party (unless otherwise required to be disclosed to a government or administrative agency), which also must be made aware of any pre-briefings with outside parties in advance of any pre-briefing. Notwithstanding the foregoing, this Section shall not restrict either party from complying with any governmental or administrative order or requirement.

13. Representations, Warranties, Covenants and Indemnification.

    A. iVillage represents, warrants and covenants that: (i) it is authorized to do business under the rules of the state in which it is incorporated; (ii) it is authorized to enter into this Agreement and to perform its obligations; (iii) it has all required permits, licenses, and other governmental authorizations and approvals necessary to perform its obligations hereunder; (iv) it shall comply with all local, state, federal, and international laws and regulations in performing its obligations hereunder; and (v) the services to be performed and the materials provided by it (a) do not infringe or violate any third party US patent, copyright, trade secret, trademark, or other proprietary right of any third party, (b) do not violate any applicable law, statute, ordinance or regulation; (c) are not knowingly defamatory or libelous; (d) are not lewd, pornographic or obscene; (e) do not knowingly violate any laws regarding unfair competition, anti-discrimination or false advertising; (f) do not promote violence or contain hate speech; or (g) do not knowingly contain viruses, Trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines,

    B. PlanetRx represents, warrants and covenants that: (i) it is authorized to do business under the rules of the state in which it is incorporated; (ii) it is authorized to enter into this Agreement and to perform its obligations; (iii) it has all required permits, licenses, and other governmental authorizations and approvals necessary to perform its obligations hereunder; (iv) it shall comply with all local, state, federal, and international laws and regulations in performing its obligations hereunder; (v) the operations of the pharmacy services on the PlanetRx.com site shall comply with all local, state, federal and international laws and regulations and (vi) the services to be performed and the materials provided by it (a) do not infringe or violate any third party U.S. patent, copyright, trade secret, trademark, or other proprietary right; (b) do not violate any applicable law, statute, ordinance or regulation; (c) are not knowingly defamatory or libelous; (d) are not lewd, pomographic or obscene; (e) do not knowingly violate any laws regarding unfair competition, anti-discrimination or false advertising; (f) do not promote violence or contain hate speech; (g) do not knowingly contain viruses, Trojan horses, wonais, time bombs, cancelbots or other similar harmful or deleterious programming routines;

    C. As the sole and exclusive remedy for any breach of the representation, warranty and covenant described in section 13 (A)(v) above, iVillage agrees to defend and hold harmless PlanetRx and its parent, subsidiaries, affiliates, successors and assigns against any awarded damages and/or settlements costs, losses, and awarded legal fees, incurred in connection with a third party claim against PlanetRx arising out of a breach of section 13 (A)(v) above by iVillage, provided, however, that in any such case: (i) PlanetRx provides iVillage with prompt notice of any such claim; (ii) PlanetRx permits iVillage to assume sole control over the defense and settlement of such action; and (iii) upon iVillage's written request, and at iVillage's expense, PlanetRx will provide to iVillage reasonable information and assistance necessary for iVillage to defend and settle such claim. PlanetRx may participate in such defense or settlement at its sole expense.

    D. As the sole and exclusive remedy for any breach of the representation, warranty and covenant described in section 13 (B)(vi) above, PlanetRx agrees to defend and hold harmless iVillage and its parent, subsidiaries, affiliates, successors and assigns against any awarded damages and/or settlements

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costs, losses, and awarded legal fees, incurred in connection with a third party claim against PlanetRx arising out of a breach of section 13(B)(vi) by PlanetRx, provided, however, that in any such case: (i) iVillage provides PlanetRx with prompt notice of any such claim; (ii) iVillage permits PlanetRx to assume sole control over the defense and settlement of such action; and (iii) upon PlanetRx's written request, and at PlanetRx's expense, iVillage will provide to PlanetRx reasonable information and assistance necessary for Planet to defend and settle such claim. iVillage may participate in such defense or settlement at its sole expense.

14. Confidentiality. Other than as required or appropriate for securities laws disclosure, iVillage and PlanetRx agree to keep in confidence, not use or disclose any Confidential Information, except as authorized by the disclosing party. Confidential Information means (a) any material non-public information, communication or data, in any form, of the other party. Without limiting the generality of the forgoing, PlanetRx Confidential Information shall specifically include PlanetRx-branded advertisements and promotional elements prior to publication, and the PlanetRx end user click through data made available by iVillage to PlanetRx through the DART system ("PRX DART Data") . All Confidential Information of a party shall remain the sole property of the such party and its confidentiality shall be maintained and protected by the other party with at least the same degree of care as the receiving party uses for the protection of its own confidential and proprietary information. Neither party shall disclose the other party's Confidential Information to any third party. These restrictions shall not apply to any Confidential Information: (v) after it has become generally available to the public without breach of this Agreement by the receiving party; (w) is rightfully in the receiving party's possession before disclosure to it by the disclosing party, except in the case of PRX DART Data; (x) is independently developed by the receiving party; (y) is rightfully received by the receiving party from a third party without a duty of confidentiality; or (z) is required to be disclosed under operation of law or administrative process. Upon expiration or termination of this Agreement for any reason, PlanetRx will promptly and at the direction of iVillage, either destroy or return to iVillage, and will not take or use, all items of any nature which belong to iVillage and all records (in any form, format or medium) containing or relating to Confidential Information.

15. Limitation of Liability . EXCEPT FOR A BREACH OF SECTION 14 ABOVE ("CONFIDENTIALITY"), NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS OPPORTUNITIES, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH.

16. Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

17. Miscellaneous Provisions. Nothing in this Agreement shall imply any partnership, joint venture or agency relationship between the parties and neither party shall have the power to obligate or bind the other except for what is stated in this Agreement. Commencing on the first day after the date that each of the aforementioned payments are due, PlanetRx shall be liable for a monthly rate of interest of not more than 11/2%, which interest shall be in addition to such fees due and owing to iVillage. Except as other-wise expressly provided in this Agreement, neither party shall be liable for any breach of this Agreement for any delay or failure of performance resulting from any cause beyond such party's reasonable control, such as: weather, strikes or labor disputes, war, terrorist acts, riots or civil disturbances, government regulations, acts of civil or military authorities, or acts of God provided the party affected takes all

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reasonably necessary steps to resume full performance. This Agreement constitutes the binding agreement between the parties, represents the entire agreement between the parties and supersedes all prior agreements relating to what is stated in this Agreement and any changes to this Agreement must be in writing and signed by both parties. The rights granted under this Agreement to PlanetRx shall be applicable to iVillage existing Web sites and shall not apply to any future acquisition by iVillage of Web sites or content, joint ventures or similar business combinations. This Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof and both parties agree to the exclusive jurisdiction of the state and federal courts of San Francisco, California. Neither party shall sell, transfer or assign this Agreement or the rights or obligation hereunder, without the prior written consent of the other party, except to an entity that obtains all or substantially all of the business or assets of such party. Any notices required or permitted to be given under this Agreement shall be in writing and shall be delivered to the address set forth below or to such address as provided for by such party.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PlanetRx.com, Inc.                                  iVillage, Inc.

Stephanie Schear                                    Steven Elkes
--------------------------------------              ----------------------------
(Name)                                              (Name)

Co-Founder, VP of Business Development              SVP Business Affairs
--------------------------------------              ----------------------------
(Title)                                             (Title)

9/3/99                                              9/7/99
--------------------------------------              ----------------------------
(Date)                                              (Date)

/s/ Stephanie Schear                                /s/ Steven Elkes
--------------------------------------              ----------------------------
(Signature)                                         (Signature)